UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 14d-100)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

(Amendment No.    )*

EnerNOC, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Common Stock, $0.001 Par Value Per Share

(Title of Class of Securities)

292764107

(CUSIP Number of Common Stock Underlying Class of Securities)

Timothy G. Healy

Chief Executive Officer

EnerNOC, Inc.

75 Federal Street

Suite 300

Boston, Massachusetts 02110

(617) 224-9900

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications On Behalf of Filing Person)

Copy to:

Thomas R. Burton, III

Pamela B. Greene

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts  02111

(617) 542-6000

CALCULATION OF REGISTRATION FEE

Transaction Valuation*	Amount of Filing Fee**
$3,119,341.25	$122.59

*

Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that all options to purchase shares of the issuer’s common stock that may be eligible for exchange in this offer will be tendered pursuant to this offer. These options cover an aggregate of 1,102,471 shares of the issuer’s common stock and have an aggregate value of $3,119,341.25 as of December 18, 2008, calculated based on a binomial lattice option pricing model.

**

The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals $39.30 per $1,000,000 of the aggregate amount of the Transaction Valuation (or .00003930 of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

☐

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.

Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer).

☐	Rule 14d-1(d) (Cross-Border Third-Party Tender Offer).

Item 1.         Summary Term Sheet.

The information set forth under “Summary Term Sheet—Questions and Answers” in the Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants, dated December 19, 2008 (the “Exchange Offer”), attached hereto as Exhibit (a)(1)(A), is incorporated herein by reference.

Item 2.         Subject Company Information.

(a) Name and Address. The issuer is EnerNOC, Inc., a Delaware corporation (the “Company”). The Company’s principal executive offices are located at 75 Federal Street, Suite 300, Boston, Massachusetts 02110 and the telephone number of its principal executive offices is (617) 224-9900.

(b) Securities. This Tender Offer Statement on Schedule TO relates to an offer by the Company to certain optionholders, subject to specified conditions, to exchange some or all of their outstanding options to purchase shares of the Company’s common stock, par value $0.001 per share. An option will be eligible for exchange if it has an exercise price per share equal to the higher of $12.00 or the closing price of EnerNOC’s common stock as reported on The Nasdaq Global Market on the expiration date of the exchange offer (the “Eligible Option Grants”) and was granted under the Company’s 2007 Employee, Director, and Consultant Stock Plan (the “2007 Plan”) or its Amended and Restated 2003 Stock Option and Incentive Plan (the “2003 Plan”). Optionholders tendering Eligible Option Grants will receive in exchange new options (the “New Option Grants”) to be granted under the 2007 Plan. This offer is being made upon the terms and subject to the conditions set forth in the Exchange Offer and in the related accompanying Election Form, attached hereto as Exhibit (a)(1)(C).

The Exchange Offer is being made to employees, including executive officers, and directors of the Company who, as of the date the Exchange Offer commences, are actively employed by the Company or serving on the Company’s board of directors and hold Eligible Option Grants. These optionholders are collectively referred to as the “Eligible Optionholders.” To remain eligible to tender Eligible Option Grants for exchange, and receive New Option Grants, the Eligible Optionholders must continue to provide services to the Company on, and must not have received nor have given a notice of termination on or prior to, the date that the New Option Grants are granted.

The information set forth in the Exchange Offer under “Summary Term Sheet—Questions and Answers,” Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”), Section 5 (“Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants”), Section 7 (“Price Range of Our Common Stock”) and Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) is incorporated herein by reference.

(c) Trading Market and Price. The information set forth in the Exchange Offer under Section 7 (“Price Range of Our Common Stock”) is incorporated herein by reference.

Item 3.         Identity and Background of Filing Person.

The information set forth under Item 2(a) above and in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference. The Company is both the filing person and the subject company.

Item 4.         Terms of the Transaction.

(a) Material Terms. The information set forth in the Exchange Offer under “Summary Term Sheet—Questions and Answers,” Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”), Section 3 (“Procedures for Tendering Eligible Option Grants”), Section 4 (“Withdrawal Rights”), Section 5 (“Acceptance of Eligible Option

Grants for Exchange; Issuance of New Option Grants”), Section 6 (“Conditions of This Exchange Offer”), Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”), Section 9 (“Information Concerning Us; Financial Information”); Section 11 (“Status of Eligible Option Grants Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer”), Section 12 (“Legal Matters; Regulatory Approvals”), Section 13 (“Material United States Tax Consequences”), and Section 14 (“Extension of Exchange Offer; Termination; Amendment”) is incorporated herein by reference.

(b) Purchases. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

Item 5.         Past Contacts, Transactions, Negotiations and Agreements.

(a) Agreements Involving the Subject Company’s Securities. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference. The 2003 Plan, the 2007 Plan and related option agreements attached hereto as Exhibits (d)(1)—(d)(6) also contain information regarding the subject company.

Item 6.         Purposes of the Transaction and Plans or Proposals.

(a) Purposes. The information set forth in the Exchange Offer under Section 2 (“Purpose of This Exchange Offer”) is incorporated herein by reference.

(b) Use of Securities Acquired. The information set forth in the Exchange Offer under Section 5 (“Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants”) and Section 11 (“Status of Eligible Option Grants Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer”) is incorporated herein by reference.

(c) Plans. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

Item 7.         Source and Amount of Funds or Other Consideration.

(a) Source of Funds. The information set forth in the Exchange Offer under Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) and Section 15 (“Fees and Expenses”) is incorporated herein by reference.

(b) Conditions. The information set forth in the Exchange Offer under Section 6 (“Conditions of This Exchange Offer”) is incorporated herein by reference.

(d) Borrowed Funds. Not applicable.

Item 8.         Interest in Securities of the Subject Company.

(a) Securities Ownership. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

(b) Securities Transactions. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

Item 9.         Persons/Assets, Retained, Employed, Compensated or Used.

Not applicable.

Item 10.       Financial Statements.

(a) Financial Information. The information set forth in Item 8 (“Financial Statements and Supplementary Data”) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007; Part I, Item 1 (“Financial Statements and Notes to Consolidated Financial Statements”) of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and the financial information contained in the Exchange Offer under Section 9 (“Information Concerning Us; Financial Information”) and Section 16 (“Additional Information”) is incorporated herein by reference.

(b) Pro Forma Information. Not applicable.

Item 11.       Additional Information.

(a) Agreements, Regulatory Requirements and Legal Proceedings.

(1) The information set forth in the Exchange Offer under “Risk Factors,” Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

(2) The information set forth in the Exchange Offer under Section 12 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference.

(3) Not applicable.

(4) Not applicable.

(5) Not applicable.

(b) Other Material Information. Not applicable.

Item 12.       Exhibits.

Exhibit No.	Description

(a)(1)(A)	Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants dated December 19, 2008

(a)(1)(B)	Form of E-Mail Announcement of Offer to Exchange

(a)(1)(C)	Election Form

(a)(1)(D)	Form of Eligible Option Information Sheet

(a)(1)(E)	Notice of Withdrawal

(a)(1)(F)	Form of Communication to Eligible Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form and Eligible Option Information Sheet

(a)(1)(G)	Form of Communication to Eligible Optionholders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)	Form of Confirmation Letter to Eligible Optionholders Participating in the Exchange Offer

(a)(1)(I)	Form of Communication to Eligible Optionholders Rejecting the Election Form and Eligible Option Information Sheet Under the Exchange Offer

(a)(1)(J)	Form of Communication to Eligible Optionholders Rejecting the Notice of Withdrawal under the Exchange Offer

(a)(1)(K)	Form of Reminder E-Mail to Eligible Optionholders

(a)(1)(L)	Employee PowerPoint Presentation

(a)(1)(M)	Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 28, 2008 (SEC File No. 001-33471) and incorporated herein by reference

(a)(1)(N)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the Securities and Exchange

Commission on November 13, 2008 (SEC File No. 001-33471) and incorporated herein by reference

(b)	Not applicable

(d)(1)

Amended and Restated 2003 Stock Option and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(2)

Form of Incentive Stock Option Agreement under the Amended and Restated 2003 Stock Option and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on February 12, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(3)

Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2003 Stock Option and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on February 12, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(4)

2007 Employee, Director and Consultant Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(5)

Form of Incentive Stock Option Agreement under the 2007 Employee, Director and Consultant Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(6)

Form of Non-Qualified Stock Option Agreement under the 2007 Employee, Director and Consultant Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(g)	Not applicable

(h)	Not applicable

Item 13.       Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

EnerNOC, Inc.

By:	/s/ Timothy G. Healy
Name:	Timothy G. Healy
Title:	Chief Executive Officer

Date:	December 19, 2008

Index to Exhibits

Exhibit No.	Description

(a)(1)(A)	Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants dated December 19, 2008

(a)(1)(B)	Form of E-Mail Announcement of Offer to Exchange

(a)(1)(C)	Election Form

(a)(1)(D)	Form of Eligible Option Information Sheet

(a)(1)(E)	Notice of Withdrawal

(a)(1)(F)	Form of Communication to Eligible Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form and Eligible Option Information Sheet

(a)(1)(G)	Form of Communication to Eligible Optionholders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)	Form of Confirmation Letter to Eligible Optionholders Participating in the Exchange Offer

(a)(1)(I)	Form of Communication to Eligible Optionholders Rejecting the Election Form and Eligible Option Information Sheet Under the Exchange Offer

(a)(1)(J)	Form of Communication to Eligible Optionholders Rejecting the Notice of Withdrawal under the Exchange Offer

(a)(1)(K)	Form of Reminder E-Mail to Eligible Optionholders

(a)(1)(L)	Employee PowerPoint Presentation

(a)(1)(M)	Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 28, 2008 (SEC File No. 001-33471) and incorporated herein by reference

(a)(1)(N)

Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed with the Securities and Exchange Commission on November 13, 2008 (SEC File No. 001-33471) and incorporated herein by reference

(b)	Not applicable

(d)(1)

Amended and Restated 2003 Stock Option and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(2)

Form of Incentive Stock Option Agreement under the Amended and Restated 2003 Stock Option and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on February 12, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(3)

Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2003 Stock Option and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on February 12, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(4)

2007 Employee, Director and Consultant Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(5)

Form of Incentive Stock Option Agreement under the 2007 Employee, Director and Consultant Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(d)(6)

Form of Non-Qualified Stock Option Agreement under the 2007 Employee, Director and Consultant Stock Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on May 3, 2007 (SEC File No. 333-140632) and incorporated herein by reference)

(g)	Not applicable

(h)	Not applicable